EXHIBIT 23.(i)

          CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the inclusion in the Form 10-SB, of Global Media
Corp. dated on or about December 11, 1997 of our audit report dated November 20, 1997 with respect to the financial statements of Global Media Corp. as at July 31, 1997 and 1996 and for the three year period ended July 31, 1997

Vancouver, Canada                     /s/ ERNST & YOUNG
December 11, 1997                             Chartered Accountants